Exhibit 5(c)

Squire, Sanders & Dempsey (US) LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, FL 33401 Office: +1.561.650.7200 Fax: +1.561.655.1509

June 10, 2011

NextEra Energy, Inc. NextEra Energy Capital Holdings, Inc. 700 Universe Boulevard Juno Beach, Florida 33408
Ladies and Gentlemen:

We have acted as counsel to NextEra Energy, Inc. (formerly known as FPL Group, Inc., “NextEra Energy”) and NextEra Energy Capital Holdings, Inc. (formerly known as FPL Group Capital Inc, “NextEra Energy Capital”) in connection with the authorization, issuance and sale by NextEra Energy Capital of $400,000,000 aggregate principal amount of its 4.50% Debentures, Series due June 1, 2021 (the “Debentures”), issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (the “Indenture”), between NextEra Energy Capital and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, which Debentures are absolutely, irrevocably and unconditionally guaranteed (the “Guarantee”) by NextEra Energy pursuant to the Guarantee Agreement, dated as of June 1, 1999, between NextEra Energy, as Guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as Guarantee Trustee (the “Guarantee Agreement”).

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03, 333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08 (the “Registration Statement”), which Registration Statement was filed jointly by NextEra Energy, NextEra Energy Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated August 3, 2009 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated June 7, 2011 (the “Prospectus Supplement”) relating to the Debentures, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the corporate proceedings of NextEra Energy with respect to the Registration Statement and the Guarantee Agreement; (6) the corporate proceedings of NextEra Energy Capital with respect to the Registration Statement, the Indenture and the Debentures; and (7) such other corporate records, certificates and other documents (including a receipt executed on behalf of NextEra Energy Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid and binding obligations of NextEra Energy Capital and NextEra Energy, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by NextEra Energy on or about June 10, 2011, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Florida and New York and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of New York law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, New York, New York.  As to all matters of Florida law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion as though it were rendered to Morgan, Lewis & Bockius LLP.

Very truly yours,

/s/ Squire, Sanders & Dempsey (US) LLP

SQUIRE, SANDERS & DEMPSEY (US) LLP